SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              THIRD CENTURY BANCORP
             (Exact name of Registrant as specified in its charter)


                    Indiana                            20-0857725
        (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)            Identification No.)


            80 Jefferson Street
             Franklin, Indiana                            46131
  (Address of  Principal Executive Offices)             (Zip Code)


                               MUTUAL SAVINGS BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full title of the plan)


                                Robert D. Heuchan
                      President and Chief Executive Officer
                              Third Century Bancorp
                               80 Jefferson Street
                             Franklin, Indiana 46131
                     (Name and address of agent for service)


          (Telephone number, including area code, of agent for service)
                                 (317) 736-7151


                         CALCULATION OF REGISTRATION FEE
================================================================================================
                                                              Proposed maximum
      Title of               Amount       Proposed maximum       aggregate         Amount of
   securities to              to be        offering price         offering        registration
   be registered           registered       per share (1)         price (1)           fee
------------------------------------------------------------------------------------------------
 Common Stock, without
 par value (2)                15,000           $11.12             $166,800           $21.14
================================================================================================
(1)  Estimated solely to determine the registration fee and based on the average of the bid and  asked  sales  prices  per  share of  Common  Stock of Third
     Century Bancorp on August 24, 2004, pursuant to Rule 457(c) and (h).
(2)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this
     Registration  Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)  Any  additional  shares of  Common  Stock to be issued as a result of stock dividends,  stock splits, or similar  transactions shall be covered by this
     Registration Statement as provided in Rule 416.


                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

     Document(s) containing information specified by Part I of this Form S-8 Registration Statement ("Registration Statement") will be sent or given to participants in the Mutual Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (1) The Prospectus filed with the Commission by Third Century Bancorp (the "Registrant") (File No. 333-113691) pursuant to Rule 424(b)(3) on May 19, 2004;

     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Registrant since May 19, 2004; and

     (3) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on June 29, 2004, and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant or the Plan with the Commission pursuant to Sections l3(a), 13(c), l4, and l5(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.


Item 4. Description of Securities.

     Not applicable.


Item 5. Interests of Named Experts and Counsel.

     Not applicable.


Item 6. Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

     Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

     Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

     Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.


                                   ARTICLE 13

                                Indemnification

     Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or
(3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

     Section 13.03. Good Faith Defined.  For purposes of any determination under
Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in
Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this
Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

     Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this
Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article 13.

     Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.01 of this Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this
Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

     Section 13.08. Additional Definitions. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

     For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     For purposes of this Article, "official capacity", when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

     Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

     Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.


Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

     The exhibits furnished with this registration statement are listed on page E-1. Registrant understands that the Plan has been submitted to the Internal Revenue Service (the "IRS") for a favorable determination as to its qualification and has made or will make all changes required by the IRS in order to qualify the Plan.


Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective Registration Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, and the State of Indiana, on this 26th day of August, 2004.

                                THIRD CENTURY BANCORP


                                By /s/ Robert D. Heuchan
                                   ---------------------------------------------
                                   Robert D. Heuchan
                                   President and Chief Executive Officer


     Each person whose signature appears below hereby constitutes and appoints Robert D. Heuchan and David A. Coffey, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                       Title                        Date
    ---------                       -----                        ----

(1) Principal Executive Officer:


    /s/ Robert D. Heuchan           President and Chief       )
    ------------------------------  Executive Officer         )
    Robert D. Heuchan                                         )
                                                              )
                                                              )
(2) Principal Financial and                                   )
    Accounting Officer:                                       )
                                                              )
                                                              )
    /s/ Debra K. Harlow             Chief Financial Officer   )
    ------------------------------                            )
    Debra K. Harlow                                           )
                                                              )
                                                              )
(3) A Majority of the Board                                   )
    of Directors                                              )
                                                              )
                                                              )
    /s/ David A. Coffey             Director                  )
    ------------------------------                            )
    David A. Coffey                                           )
                                                              ) August 26, 2004
                                                              )
    /s/ Robert L. Ellett            Director                  )
    ------------------------------                            )
    Robert L. Ellett                                          )
                                                              )
                                                              )
    /s/ Robert D. Heuchan           Director                  )
    ------------------------------                            )
    Robert D. Heuchan                                         )
                                                              )
                                                              )
    /s/ Jerry D. Petro              Director                  )
    ------------------------------                            )
    Jerry D. Petro                                            )
                                                              )
                                                              )
    /s/ Robert D. Schafstall        Director                  )
    ------------------------------                            )
    Robert D. Schafstall                                      )

The Plan

     Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Franklin, and the State of Indiana, on this 26th day of August, 2004.

                                        MUTUAL SAVINGS BANK
                                        EMPLOYEES' SAVINGS & PROFIT SHARING
                                        PLAN AND TRUST

                                        By the Administrative Committee:


                                        /s/ Robert D. Heuchan
                                        ----------------------------------------
                                        Robert D. Heuchan, Member


                                        /s/ David A. Coffey
                                        ----------------------------------------
                                        David A. Coffey, Member


                                        /s/ Pamela J. Spencer
                                        ----------------------------------------
                                        Pamela J. Spencer, Member


                                        /s/ Kimberly A. Childers
                                        ----------------------------------------
                                        Kimberly A. Childers, Member

                                INDEX TO EXHIBITS


      Exhibit No.   Description

         4.1 Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3(1) to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-113691), which was filed with the Commission on March 17, 2004

         4.2        By-Laws of the Registrant are  incorporated  by reference to
                    Exhibit 3(2) of the Registrant's Registration Statement on Form SB-2 (Registration No. 333-113691), which was filed with the Commission on March 17, 2004

         5 Opinion of Barnes & Thornburg LLP as to the legality of the securities being registered

        23.1        Consent of BKD, LLP

        23.2        Consent of Woodbury & Company, LLC

        23.3        Consent of Barnes & Thornburg is included as part of Exhibit
                    5

        24 Power of Attorney is set forth on page S-1 of this Registration Statement






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